Exhibit 99.2

Operating Metrics: Production Performance, Q4 2019
The table below presents the long term average production (LTA) for projects compared to actual production, including compensated curtailment:

Region	Q4 2019		Actual Results (% of LTA)	Resource Index (% of LTA) [1]
	LTA (GWh)	Production (GWh)

Eastern US	973	798	82%	95%
Western U.S.	698	625	90%	89%
Canada	714	701	98%	98%
Other	73	55	75%	83%
Total	2,458	2,179	89%	94%
1 Resource Index is defined as GWh that could have been produced from actual wind or solar during the period, divided by GWh that could have been produced from expected long term average resource.
Expected Long-Term Average Production 2020
The table below presents expected long-term average production for 2020:

Region	Q1 LTA (GWh)	Q2 LTA (GWh)	Q3 LTA (GWh)	Q4 LTA (GWh)	FY LTA (GWh)
Eastern U.S.	1,050	1,064	755	973	3,842
Western U.S.	720	811	620	709	2,860
Canada	723	624	461	748	2,556
Other	89	85	81	73	328
Total	2,582	2,584	1,917	2,503	9,586